Exhibit 10.9

AMENDMENT TO
SECURITY CAPITAL ASSURANCE LTD
2006 LONG TERM INCENTIVE AND SHARE AWARD PLAN

                         The Security Capital Assurance Ltd 2006 Long Term Incentive and Share Award Plan is amended, effective December 29, 2006, by adding the following Section 5(i) thereto:

                         “(i) Directors’ Deferral.

                    (A)      Each Director may make a written irrevocable election before the beginning of a calendar year to defer payment of all or fifty percent (50%) of the cash compensation otherwise payable as his or her annual retainer fees for service as a Director for the calendar year. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make a written irrevocable deferral election under this Section 5(i) within thirty (30) days after the date of such election or appointment to the Board in respect of annual retainer fees for services to be performed by the Director subsequent to the election. Deferral elections made hereunder shall remain in effect for all future calendar years until changed in writing, which change shall apply prospectively to the calendar year beginning after the date of the written change of election. Elections shall be made hereunder when delivered in writing to the person designated from time to time by the Company to receive the elections.

                    (B)      All compensation which a Director elects to defer pursuant to this Section 5(i) shall be credited in the form of Share units in the name of the Director, and such Share units shall be considered Other Share-Based Awards under this Plan. Each such Share unit shall represent the right to receive one Share at the time set forth in Section 5(i)(D) below. The number of Share units so credited will be equal to the number of Shares having an aggregate Fair Market Value on the date the compensation would otherwise have been paid equal to the amount by which the Director’s cash compensation was reduced pursuant to the deferral election. All Share units credited under this Section 5(i) will be vested in full at all times.

                    (C)      As of each date on which a cash dividend is paid on Shares, there shall be granted to each Director a number of additional Share units (including fractional Share units) determined by (i) multiplying the amount of such dividend per Share by the number of Share units, if any, held by the Director, and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend.

                    (D)     Shares subject to each Share unit shall be distributed (in the form of one Share for each Share unit) in a single lump sum at the time of the Director’s Termination of Service. In the event of a Change in Control prior to a Director’s Termination of Service, Shares subject to each Share unit shall be distributed (in the form of one Share for each Share unit) in a single lump sum at the time of the Change in Control.”